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                                                                 Exhibit 10.29.1

Sale and Transfer of Stock of Novento Telecom AG and Multicall Telefonmarketing
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                                       AG
                                       --
                     and Purchase and Assignment of Claims
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Bernd Buchholz,

resident of Am Muhlenbach 19, 40670 Meerbusch,

                                     - hereinafter referred to as the "Seller" -

and

Cybernet Internet Services International, Inc.

a company incorporated under the law of the State of Delaware, U.S.A.

Stefan-George-Ring 19-23, 81929 Munich

                                     - hereinafter referred to as the "Buyer" -


are hereby concluding the following agreement governing the purchase and the transfer of stock and claims:


                               Preliminary remark

     The Seller holds 51% of Novento Telecom AG and 100% of Multicall

     Telefonmarketing AG stock and intends to sell a total of 51% of the stock of Novento Telecom AG and 51% of stock of Multicall Telefonmarketing AG to the Buyer. The Buyer intends to acquire 51% of stock of Novento Telecom AG and 51% of stock of Multicall Telefonmarketing AG from the Seller.
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                                     (S) 1

                                 Interests held


1.   Novento Telecom AG (hereinafter referred to as "Novento AG") entered into the registration court of the Dusseldorf local court under HRB 30784, has a registered capital stock of DM 400,000.00 divided into 80,000 shares of registered stock in the nominal amount of DM 5.00 (hereinafter referred to as "Novento Stock"). Of the 80,000 units of Novento Stock the Seller shall receive a total of 40800, i.e. the multiple share certificate No. 31997 -

     72795 and the stock No. 80000.

2.   Multicall Telefonmarketing AG (hereinafter referred to as "Multicall AG"),

     entered into the registration court of the Wilhelmshaven local court under

     HRB 1349, has a capital stock of DM 200,000.00, divided into 40,000 shares of registered stock in the nominal amount of DM 5.00 (hereinafter referred to as "Multicall Stock"), all of which are held by the Seller.


                                     (S) 2

                               Sale and Transfer


1.   The Seller hereby sells his 40,800 shares of Novento Stock to the Buyer in accordance with (S) 1 subsection 1.

     The Seller hereby sells another 20,400 shares of Multicall Stock. These are evidenced in the global certificate No. 8001 - 28400.


2.   The Seller hereby transfers the 40,800 shares of Novento Stock and the

     20,400 shares of Multicall Stock to the Buyer via endorsement.


3.   The transfer of stock in accordance with the preceding subsection 2 is subject to payment of the consideration under (S) 3 below. The Seller shall hand the share certificates carrying a blank endorsement over to the trustee in accordance with the attached trust agreement from Annex
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     1. In it the parties irrevocably instruct the trustee to hand the stock held in his custody after payment of the consideration in accordance with

     (S) 3 below to the Buyer.


4.   The sale and transfer of stock shall be made effective the day of payment of the consideration in accordance with (S) 3 below (hereinafter referred to as "transfer date") and with all rights and duties, in particular all rights and duties resulting from the stock. The profit realized in the current business year, payable to the stock sold and transferred, is solely due to the Buyer. The same applies to any profits realized in the previous business years and not paid out to the Seller.



                                     (S) 3
                                 Consideration



1.   As consideration for the 40,800 Novento Stock sold with this agreement, the

     Seller shall receive:


     a)  A sum of DM 1,900,000 (in words: one million nine hundred thousand

         German marks); and


     b)  39,412 (in words: thirty-nine thousand four hundred and twelve shares of Common Stock) from the Buyer (hereinafter referred to as "Cybernet

         Stock")

2.   As consideration for the 20,400 shares of Multicall Stock sold through this agreement, the Seller shall receive a sum of DM 102,000.00 (in words: one hundred two thousand).


3.   The total sum of DM 2,002,000 is payable into the Seller's account with

     Volksbank Hannover, account No. 0581542000, bank code (BLZ) 25190001,

     within four weeks from signing this agreement.


4.   The 39,412 shares of the Buyer's Common Stock shall be transferred to the

     Seller within the same period of time.
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                                     (S) 4

                                  Loan Claims


1.   From the agreements of March 1, 1999, March 9, 1999 and June 23, 1999 the

     Seller has loan claims amounting to a total of DM 300,000 against Novento

     Telecom AG. In regard to these shareholder loans priority-related notices of rescission have been issued. Photocopies of the individual loan agreements are attached as Annex 2.
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2.   The Seller is entitled to loan claims against Multicall Telefon Marketing

     AG totalling DM 403,000.00 from the agreements of August 27, 1998, October

     21, 1998, November 20, 1998 and December 21, 1998. In regard to these shareholder loans priority-related shareholder notices have been issued.

     The individual shareholder loans are attached as Annex 3.
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3.   The Seller shall sell and transfer the loan claim in accordance with subsection 1 and subsection 2 at the purchase price of DM 703,000.00 including all rights and duties from the loan agreements according to

     Annexes 2 and 3 to the accepting Buyer. The transfer is subject to the payment of the purchase price.


4.   For  the payment of the purchase price (S) 3 subsection 3 shall apply.



                                      (S)5

                            Warranties of the Seller


1.   The Seller warrants to the Buyer at the transfer date and at the present day of signing this agreement:


     a)  The Novento and Multicall Stock sold is not subject to any charges,

         subparticipations, restraints on disposal or other commitments. The

         Seller is unrestrictedly entitled to
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         dispose of the Novento and Multicall Stock. All agreements and approvals of the conclusion and implementation of the agreement have been obtained. All payments into the capital stock have been fully made.

     b)  Novento AG exists with the bylaws as amended on July 30, 1998 (document

         No. 161/1998 of notary public Mr Bolko Seifert, Wilhelmshaven). This agreement is complete. With the exception of the trusteeships announced to the Buyer, there are no subsidiary agreements concerning the corporate relationships and the corporate relationship. The re-

         formation concerning the agreement with Michielin & Partner GmbH of

         July 20, 1998 (invoice value DM 68,905.96) has also been announced to the Buyer. The non-certified extract from register from Annex 4
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         correctly and completely contains all registration-required facts and legal relationships, non-entered applications for the registration court do not exist.


     c)  Multicall AG exists with the bylaws as amended on March 30, 1998

         (document No. 63/1998 of the notary public Bolko Seifert,

         Wilhelmshaven); this agreement is complete, furthermore, there are no subsidiary agreements concerning the corporate relationship. The re-

         formation concerning the agreements Kloth of June 30, 1998, VR Leasing of December 14, 1998 and ITS Systeme Wilhelmshaven of August 18, 1998

         has been announced to the Buyer. The non-certified extract from register attached in Annex 5 correctly and completely contains all
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         registration-required facts and legal relationships, non-entered applications for the registration court do not exist.


     d)  The annual reports of Novento AG and Multicall AG, for the year ended

         December 31, 1998, which were handed over to the Buyer, were established in accordance with the generally recognized principles of proper accounting and balance sheet preparation while maintaining balance sheet continuity by the auditors/tax consultants/lawyers

         Gorler Klosterkamp Tucking, Dusseldorf. These reports for the year

         1998 are adequate and complete and correctly reflect the financial situation and the business results at the relevant balance sheet dates and for the periods indicated. The market value of the individual assets corresponds at least to their balance sheet figure. The companies had no other liabilities, none threatened, than those shown or those covered by reserves. In the period from January 1, 1999 to the transfer date and/or the
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         present day of signing this agreement, the companies exclusively engaged in proper business transactions.


     e)  Dividends or hidden profit distributions of Novento AG or of Multicall

         AG (hereinafter referred to commonly as "companies") have not been made since the establishment of the companies.


     f)  The companies, except for commercial reservations of ownership, are owners of the assets specified in the annual report for the year ending December 31, 1998 and of the assets acquired since this balance sheet date, except for those sold since December 31, 1998 in proper business transactions. The assets of the companies, except for the reservations of ownership, are their unrestricted property and are free of rights of third parties.


     g)  Novento AG is the sole owner of the "Novento" brand (IR No. 706475 and

         DP 398 36 906) and Multicall AG is the sole owner of the brand

         "Multicall talking head communication" (IR No. 715 755 and 398 70

         713), which is always free of rights of third parties.


     h)  The Seller has left the Buyer all agreements essential to the company,

         completely and correctly in the original or as a copy for inspection,

         including the Seller agreement with Star Telecommunications GmbH of

         June 17, 1998, the Seller agreement with Colt Telecom GmbH of January

         21, 1999, the rental agreement Heerdter Lohweg 89 in Dusseldorf of

         July 20, 1998, the rental agreement Olympiastr. in 26419 Schortens,

         the loan agreements, the Klodt commercial agent agreement, and the cooperation agreement of Novento AG with Multicall AG dated September

         1, 1998. Apart from the agreements made available for inspection,

         there are no agreements essential to the companies which are industry-

         untypical or are not backed by an adequate consideration.


     i)  With the exception of the contract for services between Novento AG and the Seller and the loan agreements according to the Annexes 2 and 3 and according to Annex 6,
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         there are no contracts or agreements between the companies and the

         Seller or persons close to them.


     j)  Except for the staff agreements (commissions system) and the commercial agent agreements, the companies have not signed any agreements with profit- or sales-dependent remuneration, royalties etc.


     k)  The Seller has made all staff agreements with the companies available to the Buyer for inspection as a true and complete copy or in the original. Further employments, other agreements, plant agreements or commitments from operations do not exist. Claims from a stock option programme against the companies do not exist at the transfer date.


     l)  There are no untypical guaranties, sureties or similar charges (surety

         Colt for DM 30,000.00, guaranty commitments from rental agreements are known). The companies assume no liabilities from furnishing collateral for external commitments. The companies have given no promises of loans.


     m)  There are no known public-legal restrictions that could prevent the companies from running their operations in the way they do it now.


     n)  At present, except for Kirchhoff versus Multicall, the companies are conducting no litigation. Procedures against the companies before administrative authorities or official investigations are neither impending nor do they have to be expected to the best of one's knowledge. The Buyer knows that presently Novento AG is withholding sums from Star Telecom because of alleged compensation claims.


     o)  The companies submitted all income tax revenues properly and timely and paid all due taxes or accumulated sufficient reserves for taxes.

         Furthermore, the companies have no arrears in taxes and no tax risks.

         Payments to staff for payroll tax and for contributions to legal insurances have been adequately determined, calculated and transferred.


     p)  For the companies there are no commitments outside usual business transactions.
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     q)  The Seller is free from rights of third parties in handling loan claims in accordance with the above (S) 4 subsections 1. and 2. The loan agreements attached in Annex 2 and 3 are true and complete.



2.   If one of the above warranties proves incorrect or is not complied with,

     the Seller shall place the Buyer, or after election of the Buyer, the companies in the situation the Buyer and the companies would be in, if the warranty were correct or had been complied with. One or several claims up to an amount of a total of DM 100,000.00 shall not be considered.


3.   In accordance with the above subsection 2 and regardless of it, the Seller shall release the companies from compensation due to liabilities in connection with the incorrectness or violation of the above warranties.


4.   The Buyer may raise any claims resulting from the above subsections 2 and 3 until December 31, 2000, furthermore any claims in connection with the implementation of a tax field audit of the companies within six months from receipt of the legally effective advice based on such a tax field audit. In order to comply with the deadline, it is sufficient to inform the Seller of the claims in writing. After receipt of such information a one-year period of limitation commences.


5.   To the extent the Seller is affected by a tax audit (taxes and levies) of the companies covering the period up to the transfer date, the Buyer shall take care that the Seller is able to participate at his own costs and by an authorized person who is professionally committed to a duty of discretion.

     To the extent the Buyer does not appeal, the Seller may use the legal remedies he considers appropriate for his own account and on behalf of the companies. In such a case the Buyer shall take care that the Seller is timely given all the necessary information or powers of attorney. Every additional tax payment or other payment due to such tax audit shall be borne by the Seller, unless otherwise provided in this agreement.


6.   A cancellation of sale is excluded. Furthermore, the regulation contained in the above subsections 2 and 3 does not limit or exclude the legal claims and rights of the Buyer.
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                                     (S) 6

                            Warranties of the Buyer


1.   The Buyer warrants to the Seller as of the transfer date and this day of signing this agreement:


     a)  The Buyer is free to handle the Cybernet Stock without restrictions and rights of third parties. The Seller knows that transferability of

         Cybernet Stock is limited under relevant US law of negotiable instruments, particularly since the transfer of Cybernet Stock to the

         Seller is not registered with the US Securities Exchange Commission.


     b)  The company was duly established as a company under State of Delaware law, it is validly existing and in "Good Standing". With the exception of Cybernet Internet-Dienstleistungen AG, Germany, its subsidiaries,

         Cybernet Network Services GmbH, Germany, its subsidiaries, Vianet

         Telekommunikations AG, Austria, Flashnet S.P.A., Italy, Sunweb

         Internet Services SIS AG, Switzerland, and its subsidiaries, the Buyer has no subsidiaries.


     c)  The entire authorized capital of the Buyer consists of 50,000,000 shares of common stock of a nominal value of USD 0.001 and of

         50,000,000 shares of preferred stock. At the moment of signing this agreement, of the shares of common stock, 21,012,647 have been issued and are outstanding, and so are 3,770,000 of the shares of preferred stock. In accordance with the stock option plan of the Buyer, at the time of signing this agreement, approximately 1,500,000 options have to be issued. Furthermore, the Buyer issued warrants and convertible bonds in accordance with Annexes 7 and 8.


     d)  In regard to his company law conditions the Buyer is entitled and authorized to sign this agreement and execute it. The Buyer's board of directors has agreed to the signing of this agreement and its execution.


     e)  The Buyer made the audited annual reports of the Buyer for the year ending December 31, 1997 and 1998 (the "annual reports") and the unaudited interim report for the
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         period ending June 30, 1999 (the interim report) available to the

         Seller as photocopies. The annual and interim reports were established in accordance with US-GAAP and reflect the financial situation of the

         Buyer at the given transfer dates adequately. For the period from June

         30, 1999 to the transfer date the Buyer was exclusively active in proper business transactions.


     f)  The signing of this agreement and its execution


         1)     will not impair the Buyer's enterprise, his assets or agreements with third parties essentially.


         2)     will not violate provisions of the establishing document or the bylaws of the Buyer and


         3)     will not violate a law or other provisions and court or official orders


2.   If one of the above warranties proves incorrect or is not complied with,

     the Buyer shall place the Seller in the situation the Seller would be in,

     if the warranty were correct or had been complied with. One or several claims up to an amount of a total of DM 100,000.00 shall not be considered.


3.   The Buyer may raise any claims resulting from the above subsection 2 until

     December 31, 2000, furthermore any claims in connection with the implementation of a tax field audit of the companies within six months from receipt of the legally effective advice based on such a tax field audit. To comply with the deadline, it is sufficient to inform the Seller of the claims in writing. After receipt of such information a one-year period of limitation commences.


4.   The regulation contained in the above subsection 2 does not restrict or exclude the legal claims and rights of the Buyer.
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                                     (S) 7

                      Agreement to the Assignment of Stock




Both Novento AG and Multicall AG (board of directors and supervisory board) have declared their agreement to the transfers contained in this agreement of stock according to (S) 7 of the bylaws of the companies.




                                     (S) 8

                             Prohibition to Compete



1.   For the period of three years from the day of signing this agreement the

     Seller undertakes to refrain from any competition in the geographical and technical area of activity below with companies or the Buyer, particularly from participating directly or indirectly in competing enterprises,

     entering the services of a competing enterprise or promoting such an enterprise in other ways directly or indirectly by advice or action.

     Geographical area of activity as defined by this prohibition to compete is the Federal Republic of Germany, Austria, Italy and Switzerland, technical area of activity in the sense of this prohibition to compete is the furnishing of services of telecommunication, particularly the recruitment of customers for fixed network telephony and the Internet.



2.   Excluded from the prohibition to compete according to the above subsection

     1 are participations smaller than 5 percent in stock exchange listed enterprises.


3.   Compliance with the prohibition to compete is settled by the payment of the purchase price.


4.   Unless mandatory provisions provide otherwise, the provisions of (S) 74 ff

     HGB shall not be applied to this prohibition to compete.


5.   In the event of any violation of the above prohibition to compete the

     Seller shall pay to the Buyer a contract penalty of DM 100,000.00. If the violation is continued by the Buyer despite
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     an adhortatory letter for each additional month of violation or fraction thereof a contract penalty of DM 100,000.00 shall be paid. The Buyer's claims to compensation of a more substantial damage and restraint from future anti-prohibition behaviour shall not be affected.



6.   The prohibition to compete according to the above subsections 1. through 5.

     shall not be applied to the Seller, if and to the extent the employment contract signed between the Seller and the Buyer today is cancelled upon the Buyer`s prompting within three years from the signing of the agreement or is terminated in any other way, unless the Buyer was entitled to cancel the employment contract extraordinarily.



                                     (S) 9

                      Person authorized to accept service



1.  The Seller hereby irrevocably authorizes the lawyers


          Gorler Klosterkamp Tucking, Rosenstr. 1, 40479 Dusseldorf



    to accept all declarations, particularly process services, and services in connection with this agreement.



2.  The Buyer hereby irrevocably authorizes the lawyers


          Besner Kreifels Weber, Widenmayerstr. 41, 80538 Munchen


    to accept all declarations, particularly process services, and services in connection with this agreement.



                                     (S) 10

                                    Secrecy



     The parties are committed to observe the strictest secrecy concerning the conclusion and the contents of this agreement, unless law or this agreement compels them to disclosure.
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                     (S) 11 Annulment, preliminary contract




     This agreement replaces all written and oral declarations of intent issued in connection with any contract negotiations of the parties, also where such declarations deviate from the contents of preceding agreements.




                                  (S) 12 Costs



     The costs and fees of their consultants shall be borne by the parties themselves.




                      (S) 13 Applicable law, jurisdiction




1.  German law shall be applied to this agreement unless the application of another law is imperative.


2.  Jurisdiction and place of performance in connection with this agreement is

    Munich, to the extent this can be admissibly agreed.
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                              (S) 14 Severability



     If individual provisions of this agreement or parts thereof should be or become ineffective or unenforceable, the effectiveness of the other provisions shall not be affected thereby. Instead of the ineffective or unenforceable provision a provision shall be considered agreed upon which comes closest to the economic purpose, particularly the intended economic purpose, of the ineffective or unenforceable provisions. The same shall apply to any gap in this agreement.


     Munich, October 1, 1999


/s/ Illegible Signature                                  /s/ Bernard Buchholz
____________________________________                     _____________
Cybernet Internet Services International. Inc.           Bernd Buchholz